                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

                         Filed by the Registrant [ ]

                Filed by a party other than the Registrant [X]

    Check the appropriate box:

    [ ] Preliminary Proxy Statement
    [X] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                            UNION ELECTRIC COMPANY
               (Name of Registrant as Specified in Its Charter)


                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        Investment Company Act Rule 20a-1(c).
    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

            --------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

        (5) Total fee paid:

            --------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount previously paid:

            --------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

        (3) Filing Party:

            --------------------------------------------------------------------

        (4) Date Filed:

            --------------------------------------------------------------------


Notes: See attached page

                                                                    Schedule 14A
                                                          Information Attachment




In accordance with the provisions of Rule 14a-6(c) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, there is transmitted herewith copies of the form of proxy and the Notice of Annual Meeting and Proxy Statement for the Union Electric Company shareholder meeting to be held April 23, 1996. Copies of such material are to be mailed or delivered to stockholders of record and to brokers, banks, and nominees for delivery to beneficial owners, beginning on March 14, 1996. The prescribed filing fee of $125 is covered by our balance on deposit at Mellon Bank.

In addition to electing directors, shareholders will be voting on a shareholder proposal concerning our nuclear power plant.

UNION ELECTRIC COMPANY


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT


   Time:  9:00 A.M.
          Tuesday
          April 23, 1996


  Place:  The Saint Louis Art Museum
          One Fine Arts Drive
          Forest Park
          St. Louis, Missouri




IMPORTANT

       ADMISSION TO THE MEETING WILL BE BY TICKET ONLY. IF YOU PLAN TO ATTEND PLEASE CHECK THE APPROPRIATE BOX ON THE PROXY. PERSONS WITHOUT TICKETS WILL BE ADMITTED TO THE MEETING UPON VERIFICATION OF THEIR STOCKHOLDINGS IN THE COMPANY.



       Please vote, date, sign, and return the enclosed proxy in the accompanying reply envelope even if you own only a few shares. If you attend the meeting and wish to change your proxy vote, you may do so by voting in person at the meeting. YOUR PROMPT RESPONSE WILL REDUCE EXPENSES.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
       UNION ELECTRIC COMPANY


       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Union Electric Company will be held at The Saint Louis Art Museum, One Fine Arts Drive, Forest Park, St. Louis, Missouri, on Tuesday, April 23, 1996, at 9:00 A.M., for the purposes of

     (1) electing directors of the Company for the ensuing year;

     (2) voting on a stockholder proposal described in the accompanying proxy statement, if presented to the meeting; and

     (3) transacting such other business as may properly come before the meeting.

     Stockholders of record at the close of business on Friday, March 1, 1996, will be entitled to vote at the meeting and at any adjournment thereof.

     Please vote, date, sign, and return the enclosed proxy in the reply envelope provided, regardless of the number of shares you may hold. The prompt return of your proxy will reduce expenses. Your cooperation is appreciated.

By order of the President and the Board of Directors,



                                                       JAMES C. THOMPSON,
                                                       Secretary.



St. Louis, Missouri
March 14, 1996

PROXY STATEMENT OF UNION ELECTRIC COMPANY
(First sent or given to stockholders March 14, 1996)

Principal Executive Offices:
1901 CHOUTEAU AVENUE, ST. LOUIS, MO. 63103

       The accompanying proxy is solicited by the Board of Directors of Union Electric Company (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at The Saint Louis Art Museum, One Fine Arts Drive, Forest Park, St. Louis, Missouri, on Tuesday, April 23, 1996, and at any adjournment thereof.

VOTING

       The accompanying proxy represents all shares registered in the name(s) shown thereon, including shares in DRPLUS. Participants in the Union Electric Company Savings Investment Plan will receive a separate proxy for shares in the plan.

       The outstanding voting securities of the Company on March 1, 1996 consisted of 3,434,596 shares of Preferred Stock and 102,123,834 shares of Common Stock. Only stockholders of record at the close of business on March 1, 1996 will be entitled to vote at the meeting. A majority of the outstanding shares entitled to vote must be represented at the meeting, in person or by proxy, to constitute a quorum. Each share is entitled to one vote on matters to come before the meeting, except that in the election of directors the stockholders have cumulative voting rights, which are not subject to any condition. Under cumulative voting each stockholder has the right to cast votes in the election of directors equal to the number of shares held of record by such stockholder, multiplied by the number of directors to be elected; in other words, ten votes for each share. All such votes may be cast for one nominee or may be distributed among two or more nominees, but not among more than ten nominees. A plurality of the votes cast is required for the election of a director.

       A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering either a written revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by voting in person at the meeting.

       When proxies are returned properly marked and signed, the shares represented thereby will be voted in accordance with the stockholders' directions. If no directions are given in the election of directors, the persons named as proxies will vote the shares, cumulatively in their discretion, for the election of the nominees named below. If no specific directions are given on the proposal, shares will be voted as recommended by the Board of Directors. In determining whether a quorum is present at the meeting, the Company includes proxies marked as abstentions but does not include broker non-votes. In tabulating the number of votes cast, withheld votes, abstentions, and non-votes by banks and brokers are not included.

       If matters other than those referred to below are voted on at the meeting, the persons named in the enclosed proxy will have discretionary authority to vote on any such matter in accordance with their judgment.

       The Board of Directors has adopted a confidential voting policy for proxies.

       ITEM (1): ELECTION OF DIRECTORS. At the meeting ten directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified. The nominees designated by the Board of Directors are listed below with information about their principal occupations and backgrounds.

WILLIAM E. CORNELIUS

RETIRED CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER OF THE COMPANY. Mr. Cornelius joined the Company in 1962, held several management positions, and became President in 1980. In 1988 he was elected Chairman of the Board and served in that capacity until his retirement in 1994. Mr. Cornelius is a director of McDonnell Douglas Corporation, General American Life Insurance Company, and Boatmen's Bancshares, Inc. He is a member of the Executive and Contributions Committees of the Board of Directors. Director since November 8, 1968; Age: 64.

THOMAS A. HAYS
DEPUTY CHAIRMAN OF THE MAY DEPARTMENT STORES COMPANY, a nationwide retailing organization. Mr. Hays joined the May organization in 1969. He served as Vice Chairman from 1982 to 1985 and President from 1985 to 1993, when he became Deputy Chairman. Mr. Hays is a member of the Board of Directors of Mercantile Bancorporation Inc. He is a member of the Human Resources and Executive Committees. Director since April 25, 1989; Age: 63.


THOMAS H. JACOBSEN

CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR OF MERCANTILE BANCORPORATION INC., a bank holding company. Before joining Mercantile as Chief Executive Officer in March of 1989, Mr. Jacobsen was a vice chairman and director of Barnett Banks, Inc. He is a member of the boards of directors of the Student Loan Marketing Association and Trans World Airlines. Mr. Jacobsen is a member of the Auditing, Contributions, and Executive Committees. Director since April 24, 1990; Age: 56.


RICHARD A. LIDDY

CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER OF GENERAL AMERICAN LIFE INSURANCE COMPANY, which provides life, health, pension, annuity and related insurance products and services. Mr. Liddy joined General American as President and Chief Operating Officer in 1988 and was elected to his present position in 1995. He is also a director of Brown Group Inc. and Ralston Purina Company. Mr. Liddy serves on the Auditing Committee of the Board. Director since January 1, 1994; Age: 60.


JOHN PETERS MacCARTHY

RETIRED CHAIRMAN, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF BOATMEN'S TRUST COMPANY which conducts a general trust business, and which is a subsidiary of Boatmen's Bancshares, Inc. Prior to being elected to the above-mentioned position in 1988, he served as President and Chief Executive Officer of Centerre Bank, N.A. Mr. MacCarthy is a director of Boatmen's Bancshares, Inc. and Brown Group Inc. He is Chairman of the Human Resources and Nominating Committees of the Board and is a member of the Executive Committee. Director since April 22, 1986; Age: 63.


PAUL L. MILLER, JR.

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF P. L. MILLER & ASSOCIATES, a management consultant firm which specializes in strategic and financial planning for privately held companies and distressed businesses and in consumer research and analysis. He is also a principal in a financial advisory firm for small to middle market companies. Mr. Miller has served as president of an international subsidiary of an investment banking firm, and for over 20 years was president of consumer product manufacturing and distribution firms. He is a member of the Auditing Committee. Director since April 23, 1991; Age: 53.

CHARLES W. MUELLER

PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY. Mr. Mueller began his career with Union Electric in 1961 as an engineer. He was named Treasurer in 1978 and Vice President-Finance in 1983. Mr. Mueller was elected Senior Vice President-Administrative Services in 1988; President in 1993; and, on January 1, 1994, was also named Chief Executive Officer. He is a director of Boatmen's National Bank. Mr. Mueller is a member of the Executive and Contributions Committees of the Board of Directors. Director since June 11, 1993; Age: 57.


ROBERT H. QUENON

RETIRED CHAIRMAN OF PEABODY HOLDING COMPANY, INC., which is engaged in mining, marketing and transportation of coal. Mr. Quenon was elected President and Chief Executive Officer of Peabody Coal in 1978. From 1983 to 1990 he served as President and Chief Executive Officer of Peabody Holding and was Chairman of that firm from 1990 until his retirement in August 1991. Mr. Quenon was Chairman of the Federal Reserve Bank of St. Louis from 1993 to 1995 and is a director of Newmont Gold Company and Laclede Steel Company. He is a member of the Human Resources and Nominating Committees. Director since September 1, 1991; Age: 67.


HARVEY SALIGMAN

RETIRED CHAIRMAN OF INTERCO INCORPORATED, a major manufacturer and retailer of
consumer products and services.   During his active employment in the consumer
products industry, Mr. Saligman served in various executive capacities for 25 years. He currently is managing partner of a family real estate partnership. Mr. Saligman is a director of Mercantile Bancorporation Inc. He is Chairman of the Auditing Committee of the Board. Director since January 1, 1989; Age: 57.


JANET McAFEE WEAKLEY

PRESIDENT OF JANET MCAFEE INC., a residential real estate company which she founded in 1975. She is a director of Boatmen's Trust Company. Mrs. Weakley is also on the Board of Barnes-Jewish Hospital. She is a member of the Auditing, Executive, and Nominating Committees and is Chairman of the Contributions Committee of the Board. Director since April 23, 1991; Age: 66.



       The Board of Directors knows of no reason why any nominee will not be able to serve as a director. If, at the time of the Annual Meeting, any nominee is unable or declines to serve, the proxies may be voted for a substitute nominee approved by the Board.

       During 1995, the Board met seven times and an aggregate of eleven committee meetings were held. Except for Mr. Quenon, all nominees attended at least 89% of the meetings of the Board and the Board Committees of which they were members, and aggregate attendance of the Board as a group exceeded 90%.

       Board Committees - The members of the Auditing, Contributions, Human Resources and Nominating Committees of the Board are identified in the biographies above. The Auditing, Human Resources and Nominating Committees are comprised entirely of outside directors.

       The general functions of the Auditing Committee, which met twice during 1995, include: (1) reviewing, with management and the independent accountants, the adequacy of the Company's system of internal accounting controls; (2) reviewing the scope and results of the annual examination and other services performed by the independent accountants; (3) recommending to the Board the appointment of independent accountants and approving fees for the services they perform; and (4) reviewing the scope of audits and annual budget of the Company's internal audit department. The Contributions Committee, which met three times during 1995, makes policies and recommendations with respect to charitable and other contributions. The Human Resources Committee considers the qualifications of executive personnel and recommends changes therein, considers or recommends salary adjustments for certain employees and considers and acts on important policy matters affecting Company personnel. During 1995, the Committee met five times. The Nominating Committee considers and recommends for Board approval candidates for the Board of Directors, as recommended by management, other members of the Board, shareholders and other interested parties.

       Age Policy - Directors who attain age 72 prior to the date of an annual meeting cannot be designated as a nominee for election at such meeting.

STOCKHOLDER PROPOSAL. Proponents of the stockholder proposal described below as Item (2) have notified the Company of their intention to attend the 1996 Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any oral or written request therefor.

       ITEM (2): REPORT ON COMPARATIVE COSTS OF DECOMMISSIONING THE CALLAWAY PLANT.

WHEREAS Union Electric is responsible for and liable for the ultimate dismantling of the Callaway Nuclear Power Plant and the return of the plant site to its original, non-radioactive, greenfield condition;

WHEREAS estimates for decommissioning a large reactor vary from $130 million to $3 billion according to a 1988 U. S. Government Accounting Office report;

WHEREAS Callaway's Nuclear Regulatory Commission license would allow the plant to operate for 40 years (until 2024), accidents and/or age-related degradation of vital safety components have caused reactors to be shut down years before their licenses' expiration;


WHEREAS the longer Callaway operates, the greater will be the accumulation of radioactivity there, and the higher will be the radiation fields within which demolition workers will have to work to dismantle the plant, thereby increasing costs, liability, and occupational hazards;

WHEREAS the longer the plant operates, the greater will be the accumulation of irradiated fuel rods which must be stored at the plant in a fuel pool or dry casks requiring surveillance and maintenance; and the rods and other highly radioactive components may then someday be transported to a federal deep-geologic repository which has neither been finally sited nor constructed, and may never be;

WHEREAS chelating agents are used in the chemical decontamination of nuclear plants -- to dissolve radioactive corrosion products in the reactor vessel, coolant systems, piping and other components -- and we believe the long term effects of the chelating agents are unacceptable; they are known to cause an accelerated migration of the dissolved radioactive wastes out of burial trenches into the surrounding environment;

WHEREAS we believe that no known safe technology exists as yet for the remote-controlled segmenting of Callaway's 330-ton, 40-foot-high reactor vessel contaminated with some substances that will remain radioactive for thousands of years and longer;

WHEREAS even if safe technologies were to be developed for the dismantling of the Callaway buildings and reactor vessel, no safe disposal site may ever be found for these radioactive wastes, and no railroad or other transportation corridors may exist which would be deemed acceptable to the public;

RESOLVED: the shareholders request that the Company (1) provide the shareholders with a financial assessment of the comparative costs of decommissioning Callaway before its 40-year operating license expires versus operating it for the full licensed duration, including such costs as:

       - the stockpiling of mounting amounts in volume and radioactivity of high- and low-level radioactive wastes for which the company may remain morally and financially liable for an indefinite time;

       - the greater number of workers needed to replace worn-out, malfunctioning or obsolete components because of the increasing buildup of radiation levels within the plant;

       -      a potential major accident;

(2) provide a summary of this assessment to shareholders in the next annual report and a copy of the full assessment to shareholders on request.

                              SUPPORTING STATEMENT

       We believe an assessment of these comparative costs is essential for realistic and responsible economic and ethical planning.

       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM (2).

       In light of the extensive information on the Company's estimated decommissioning costs currently available, the Board is of the opinion that developing additional information in the form requested is unnecessary and would increase expenses without a commensurate increase in relevant information.

       - Information on decommissioning cost estimates is included in the Company's published financial statements.

       - The Missouri Public Service Commission requires updated decommissioning cost studies every three years, and copies of the studies are available to the public.

       - Nuclear Regulatory Commission regulations require the Company to fund decommissioning of Callaway Plant at prescribed levels, which are reviewed and updated periodically.

       -      The Company makes internal reviews annually.

       Contrary to assumptions and assertions included in the proposal -

       - Individual and collective radiation exposure to workers at Callaway Plant is decreasing, not increasing;

       - The range of decommissioning cost estimates for other nuclear plants similar to Callaway is consistent with our estimate;

       - The performance of vital safety components is not allowed to degrade, and with proper maintenance age does not threaten continued plant operation;

       - As stated in the government's General Accounting Office report referred to in the proposal, "Technology exists to decommission nuclear power plants;"

       - Through use of advanced technologies, decommissioning after 40 or more years of operation will not result in higher occupational hazards to workers.


       The Board believes that, in the absence of any compelling reasons to make additional studies of Callaway decommissioning costs, additional expenditures for such information would be imprudent, and therefore recommends voting AGAINST Item 2.

       Passage of the proposal requires the affirmative vote of a majority of the votes cast.

       ITEM (3): OTHER MATTERS. The Board of Directors does not know of any matters, other than the election of directors and the proposal set forth above, which may be presented to the meeting.




STOCKHOLDER PROPOSALS

       Any stockholder proposal intended for inclusion in the proxy material for the 1997 annual meeting of stockholders must be received by the Company by November 14, 1996.

       In addition, under the Company's By-Laws, shareholders who intend to submit a proposal in person at an Annual Meeting, or who intend to nominate a director at a Meeting, must provide advance written notice along with other prescribed information. In general, said notice must be received by the Secretary of the Company not later than 60 nor earlier than 90 days prior to the Meeting. A copy of the By-Laws can be obtained by written request to the Secretary of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT
                            AS OF FEBRUARY 1, 1996:

                                     Shares of Common Stock
       Name                           Beneficially Owned *
       ----                          ---------------------------
Donald E. Brandt                                893
William E. Cornelius                         18,344
Thomas A. Hays                                4,516
Thomas H. Jacobsen                            2,003
Richard A. Liddy                              1,642
John Peters MacCarthy                         2,916
Paul L. Miller, Jr.                           1,136
Charles W. Mueller                            6,637
Robert O. Piening                             6,330
Robert H. Quenon                              1,847
Harvey Saligman                               1,916
Donald F. Schnell                             7,634
Charles J. Schukai                            4,117
Janet McAfee Weakley                          2,641

All Directors and executive officers
 as a group                                 112,516

* Includes shares held jointly

     Reported shares include those for which a nominee or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such nominee or executive officer does not claim beneficial ownership. Shares reported for William E. Cornelius include 9,916 shares held in a trust account in his wife's name for which he serves as trustee. In addition to shares shown, 3,141 shares have been reported as beneficially owned by family members and/or household members of the parties, and 300 shares of preferred stock are owned by an executive officer of the Company.

     Shares beneficially owned by nominees and executive officers as a group do not exceed one percent of any class of equity securities outstanding.

                        5 YEAR CUMULATIVE TOTAL RETURN
                     UNION ELECTRIC, S&P 500, EEI INDEX*
  *EDISON ELECTRIC INSTITUTE INDEX OF 100 INVESTOR-OWNED ELECTRIC UTITLITIES

Value of $100 invested 12/31/90  Includes reinvestment of dividends


                             [PERFORMANCE GRAPH]

 X Axis
  Name          UEP          S&P 500       EEI INDEX
--------       -----        ---------     -----------
               100          100           100
1991           138.67       130.55        128.87
1992           142.86       140.59        138.69
1993           158.79       154.53        154.11
1994           153.4        156.5         136.28
1995           193.03       215.3         178.55


COMPENSATION

     Directors who are not active employees of the Company each receive an annual retainer of $20,000 and an annual award of 200 shares of the Company's Common Stock. They also receive fees of $1,000 for each Board meeting and each Board Committee meeting attended. Directors who are active employees of the Company do not receive such retainer, award, or fees.

     A deferred compensation plan available to directors permits non-employee directors to defer all or part of their annual retainer. Deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. Costs of the deferred compensation plan are expected to be recovered through the purchase of life insurance on the participants, with the Company being the owner and beneficiary of the insurance policies. As an alternative for those non-employee directors who elect not to participate in the deferred compensation plan, the Company offers an unfunded, nonqualified retirement plan. Under the retirement plan, a director retiring after at least ten years of service is entitled to an annual benefit equal to 60% of the annual retainer in effect for the year in which distributions begin. Vesting of benefits begins at 50% of the benefit upon completion of five years of service and continues to accrue at the rate of 10% annually until full vesting occurs when ten years of service have been completed.

HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION:

     The Company's goal for executive salaries is to approximate the median of the range of salaries paid by similarly-situated companies. Accordingly, the Human Resources Committee of the Board of Directors, which is comprised entirely of non-employee directors, makes annual reviews of the compensation paid to the Company's executive officers. The Committee's salary decisions with respect to the five highest paid officers are subject to approval by the Board of Directors. Following the reviews, the Committee authorizes appropriate changes as determined by the three basic components of the Company's executive compensation program.

     First, in evaluating and setting base salaries for the Company's executive officers, including the Chief Executive Officer, the Committee considers: individual responsibilities, including changes which may have occurred since the prior review; individual performance in fulfilling responsibilities, including the degree of competence and initiative exhibited; relative contribution to the results of Company operations; the impact of conditions under which the Company operated; the effect of economic changes on the Company's salary structure; and comparisons with compensation paid by similarly-situated companies. Such considerations are subjective, and specific measures are not used in the review process. The "similarly-situated companies" used for salary comparisons are included in the EEI Index referred to in the Performance Graph on page 11.

     The second component of the Company's executive compensation program is a performance-based Executive Incentive Compensation Plan established by the Board, which provides specific, direct relationships between corporate results and Plan compensation. The Plan is designed to encourage achievement of goals to provide shareholders with a fair return and to supply low cost energy to the Company's customers. Accordingly, each year measurable stockholder and customer-related objectives -- specifically goals pertaining to return on equity and control of operating and maintenance expenses and wages -- are set by the Human Resources Committee. At the end of the year the Committee compares results of operations with the targeted objectives. If the objectives are met, the Committee authorizes incentive payments within prescribed ranges based on individual performance and degree of responsibility. If basic corporate objectives are not achieved, no such payments are made. Under the Incentive Plan, it is expected that payments to the Chief Executive Officer will range from zero to 37% of base salary, and during the past three years actual payments have averaged 29% of base salary.

     The third component of the executive compensation program is the Long-Term Incentive Plan of 1995, which also ties compensation to performance. The Plan was approved by shareholders at the 1995 Annual Meeting and provides for the grant of options, performance dividend rights, and/or other awards. The Human Resources Committee determines who participates in the Plan and the number and types of awards to be made. They also set the terms, conditions, performance requirements and limitations applicable to each award under the Plan. Awards are expected to be at levels that approximate the median of the range of awards granted by similarly-situated companies.

     In determining the reported 1995 compensation of the Chief Executive Officer, as well as compensation for the other executive officers, the Human Resources Committee considered the matters discussed above. Specific recognition was also given to: the level of 1994 earnings per share of common stock (which ranked with the Company's best), and the degree to which 1995 performance targets for return on equity and control of labor costs and other operations and maintenance expenditures were met or exceeded. In addition, Mr. Mueller's base salary in 1994 reflects his election as Chief Executive Officer effective January 1, 1994. Authorized salaries for the Company's executive officers fell within the ranges of those paid by similarly-situated companies.

                      /s/John Peters MacCarthy, Chairman
                         Thomas A. Hays
                         Robert H. Quenon

                           SUMMARY COMPENSATION TABLE



                                                         Long-Term
                                                       Compensation
Name                            Annual                 ------------
and                          Compensation          Securities      All Other
Principal                    ------------          Underlying      Compen-
Position              Year  Salary($)  Bonus($)    Options(#)      sation($)
--------              ----  ---------  -------    ----------      ----------
C. W. Mueller         1995   420,000  157,000      15,000          33,935*
President and Chief   1994   400,000  120,000                      21,906
Executive Officer     1993   237,000   55,000                      22,382

D. E. Brandt          1995   228,000   67,000       5,600          17,254*
Senior Vice           1994   216,000   49,000                      16,848
President             1993   197,000   33,000                      16,783

R. O. Piening         1995   228,000   48,000       5,600          27,073*
Senior Vice           1994   220,000   27,000                      19,756
President             1993   211,000   30,000                      19,886

D. F. Schnell         1995   240,000   66,000       5,600          30,591*
Senior Vice           1994   230,000   53,000                      21,022
President             1993   217,000   36,000                      21,254

C. J. Schukai         1995   246,000   72,000       5,600          31,708*
Senior Vice           1994   235,000   54,000                      23,455
President             1993   215,000   35,000                      24,475

* Amounts include (a) matching contributions to the 401(k) plan and (b) above-market earnings on deferred compensation, as follows:

                            (a)                         (b)
C. W. Mueller             $4,500                      $29,435
D. E. Brandt                 -                         17,254
R. O. Piening              4,500                       22,573
D. F. Schnell              4,500                       26,091
C. J. Schukai              4,489                       27,219

                             OPTION GRANTS IN 1995

                        Number of                                                 Grant
                        Shares           % of Total                               Date
                        Underlying       Options          Exercise                Present
                        Options          Granted to       Price      Expiration   Value(3)
Name                    Granted(1)(2)    Employees        ($/Sh)        Date      ($)
------------------      -------------    ---------        --------   ----------   --------
C. W. Mueller.......       15,000           10.53          35 7/8     4/25/05         61,200
D. E. Brandt........        5,600            3.93          35 7/8     4/25/05         22,848
R. O. Piening.......        5,600            3.93          35 7/8     4/25/05         22,848
D. F. Schnell.......        5,600            3.93          35 7/8     4/25/05         22,848
C. J. Schukai.......        5,600            3.93          35 7/8     4/25/05         22,848

(1)   For the options shown above, an equal number of dividend rights
      ("rights") were granted. The rights, which were granted pursuant to the Long-Term Incentive Plan of 1995, provide the opportunity to earn an amount equal to a percentage of the dividends that would have been paid had the participant acquired the shares underlying the stock options. Awards based on the rights are paid, as determined by the Human Resources Committee, based on the Company's results measured over a three-year performance period. The performance period for these rights is from January 1, 1995 to December 31, 1997. The performance measure associated with the rights is the Company's total shareholder return compared to such return for a comparison group consisting of the "Edison Electric Institute Index of 100 Investor-Owned Electrics." Total shareholder return ("TSR") is defined as the sum of the percentage change in the price of the Company's Common Stock and dividends paid (assuming reinvestment) over the performance period. Award payouts, if any, will be determined at the end of the performance period, based upon the Company's three-year TSR ranking against the three-year TSR of the comparison group. Award payouts may range from 50% of dividends paid during the performance period (if the Company's TSR is equal to or greater than 50% of the companies in the comparison group) to 150% of such dividends (if the Company's TSR is equal to or greater than 90% of the companies in the comparison group). If the Company's TSR during the performance period is less than 50% of the companies in the comparison group no awards will be made.

(2)   Options vest 25% annually beginning April 25, 1997.

(3) The Grant Date Present Values were determined using the binomial option pricing model, a derivative of the Black- Scholes option pricing model. Assumptions used for the model are as follows: an option term of ten years, stock volatility of 12.93%, dividend yield of 6.24%, risk-free interest rate of 7.20%, and a vesting restrictions discount rate of 3% per year over the five-year vesting period.

      The Grant Date Present Value calculation is presented in accordance with SEC proxy requirements, and the Company has no way to determine whether the pricing model can properly determine the value of an option. There is no assurance that the value, if any, that may be realized will be at or near the value estimated by the model. No value will be realized by the optionees unless the stock price increases from the exercise price, in which case all shareholders would benefit commensurately.



                      AGGREGATED OPTION EXERCISES IN 1995
                              AND YEAR-END VALUES

                                                                          Value of
                                                      Unexercised       In-the-Money
                            Shares                      Options            Options
                           Acquired     Value        at Year End(#)     at Year End($)
                              on      Realized       --------------     ---------------
Name                       Exercise       $          Unexercisable      Unexercisable
---------------------      --------   ---------      --------------     ---------------
C. W. Mueller ..........    0               0             15,000              88,125
D. E. Brandt  ..........    0               0              5,600              32,900
R. O. Piening ..........    0               0              5,600              32,900
D. F. Schnell ..........    0               0              5,600              32,900
C. J. Schukai ..........    0               0              5,600              32,900

Note:  The named persons had no options exercisable at year end.



RETIREMENT PLAN:

       The following table shows estimated annual benefits payable under the Company's defined benefit retirement plan:

Final                            Years of Service at Age 65
Average                          --------------------------
Base Salary             15          20           25          30            35
----------- --          --          --           --          --            --
$125,000 ........    $ 28,552    $ 38,069     $ 47,586      $ 57,103      $ 66,620
$150,000 ........      34,553      46,070       57,588        69,106        80,623
$175,000 ........      40,552      54,070       67,587        81,104        94,622
$200,000 ........      46,552      62,069       77,586        93,103       108,620
$225,000 ........      52,553      70,070       87,588       105,106       122,623
$250,000 ........      58,552      78,070       97,587       117,104       136,622
$300,000 ........      70,553      94,070      117,588       141,106       164,623
$400,000 ........      94,552     126,070      157,587       189,104       220,622
$450,000 ........     106,553     142,070      177,588       213,106       248,623
$500,000 ........     118,552     158,069      197,586       237,103       276,620

     Benefits shown in the schedule are computed on a straight life annuity basis and do not have a primary Social Security offset or other offset amounts. Covered remuneration consists of base wages only, which is equivalent to amounts reported under "Salary" in the Summary Compensation Table. Years of accredited service for the officers named in the Compensation Table are as follows: Mr. Mueller 35; Mr. Schnell 42; Mr. Schukai 38; Mr. Piening 35, and Mr. Brandt 13.

SEVERANCE PLAN:

     The Board has approved adoption of the Union Electric Company Change of Control Severance Plan, pursuant to which designated officers, including those named in the Summary Compensation Table, are entitled to receive certain severance benefits if their employment is terminated under certain defined circumstances within three years after the proposed merger with CIPSCO Incorporated or another transaction that meets the definition of "change of control". Severance benefits for the named officers are based upon a period of three years. A designated officer who becomes entitled to severance will receive the following: a lump sum cash payment of salary and unpaid vacation pay through the date of termination, a pro rata bonus for the year of termination, and base salary and bonus for the defined severance period; continued employee welfare benefits for the severance period; a lump sum payment equal to the actuarial value of the additional benefits under the Company's qualified and supplemental retirement plans the party would have received had they remained employed for the severance period; and outplacement services at a cost of not more than $30,000. They will also be eligible for an additional payment, if necessary, to make them whole for any excise tax on excess payments imposed.


INDEPENDENT ACCOUNTANTS

     The Company has not selected its independent accountants for 1996. This selection is normally made by the Board of Directors after the Auditing Committee of the Board of Directors, the members of which are identified under "Item (1): Election of Directors," has reviewed the prior year's audit report with representatives of the independent accountants for such year. After such review, the Auditing Committee will recommend to the Board of Directors for its approval the selection of independent accountants for the Company for 1996 and the fees to be paid for the regular annual audit.

     Price Waterhouse LLP served as the Company's independent accountants in 1995. Representatives of that firm are expected to be present at the annual meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


MISCELLANEOUS

     In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of stock of the Company. Proxies may be solicited by officers, directors and key employees of the Company on a voluntary basis without compensation therefor. The Company will bear the cost of soliciting proxies on its behalf.

                              ____________________

A COPY OF THE COMPANY'S MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED, WITHOUT CHARGE, TO STOCKHOLDERS OF THE COMPANY UPON REQUEST TO JAMES C. THOMPSON, SECRETARY, P.O. BOX 149, ST. LOUIS, MISSOURI 63166.

/x/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE.

This proxy will be voted as specified below. If no direction is made, this proxy will be voted FOR all nominees listed on the reverse side and as recommended by the Board on the other item.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ITEM 1.            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.
----------------------------------------------------            --------------------------------------------------------
            FOR all nominees       WITHHOLD AUTHORITY                                                              ATTENDANCE CARD
            except as noted        all noiminees                                FOR      AGAINST      ABSTAIN          REQUESTED
ITEM 1                                                        ITEM 2
ELECTION                                                      CALLAWAY
OF               / /                    / /                   DECOMMISSIONING   / /        / /           / /             / /
DIRECTORS                                                     REPORT

EXCEPTIONS: ______________________________
                                                                                                                        SEE
                                                                                                                        REVERSE
                                                                                                                        SIDE




                                                                          DATED ______________________________1996

                                                                          -------------------------------------------------------
                                                                             SIGNATURE-PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.

          SHARES REGISTERED IN THE NAME OF A CUSTODIAN OR GUARDIAN        -------------------------------------------------------
          MUST BE SIGNED BY SUCH.  EXECUTORS, ADMINISTRATORS, TRUSTEES,          CAPACITY (OR SIGNATURE IF HELD JOINTLY)
          ETC, SHOULD SO INDICATE WHEN SIGNING.


                            FOLD AND DETACH HERE


                    --THANK YOU FOR YOUR PROMPT ATTENTION--

UNION ELECTRIC-LOGO                                                       PROXY
-------------------------------------------------------------------------------
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 23, 1996


The undersigned hereby appoints CHARLES W. MUELLER and JAMES C. THOMPSON, and either of them, each with the power of substitution, as proxy for the undersigned, to vote all the shares of capital stock of UNION ELECTRIC COMPANY represented hereby at the Annual Meeting of Stockholders to be held at The Saint Louis Art Museum, One Fine Arts Drive, Forest Park, St. Louis, Missouri, on April 23, 1996 at 9:00 A.M., and at any adjournment thereof, upon all matters that may be submitted to a vote of stockholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy form and in their discretion on any other matter that may be submitted to a vote of stockholders.

    NOMINEES FOR DIRECTOR-WILLIAM E. CORNELIUS, THOMAS A. HAYS, THOMAS H.
                          JACOBSEN, RICHARD A. LIDDY, JOHN PETERS MacCARTHY, PAUL L. MILLER, JR., CHARLES W. MUELLER, ROBERT H. QUENON, HARVEY SALIGMAN and JANET McAFEE WEAKLEY

Please vote, date and sign on the reverse side hereof and return this proxy form promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

                               SEE REVERSE SIDE